                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           Sahara Gaming Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                               PRELIMINARY COPY

                           SAHARA GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130

                               January 20, 1996

Dear Stockholder:

  You are cordially invited to attend the 1996 Annual Meeting of Stockholders of your Company, which will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Tuesday, February 20, 1996, commencing at 10:00 a.m. (Pacific Standard Time). We hope that you will be able to attend the Annual Meeting in person and look forward to seeing you.

  At the Annual Meeting, stockholders will be asked to (i) elect three Directors to serve for a three-year term, (ii) consider and approve the change of the Company's name to Santa Fe Gaming Corporation, and (iii) consider and approve the Company's 1995 Non-Employee Director Stock Option Plan.

  You are requested to give your prompt attention to this matter, which is more fully described in the accompanying proxy materials.

  Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed Proxy Card in the envelope provided at your earliest convenience.

                                          Sincerely,

                                          /s/ Paul W. Lowden
                                          Paul W. Lowden
                                          Chairman of the Board
                                          and President

                                                               PRELIMINARY COPY

                           SAHARA GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 20, 1996

  The 1996 Annual Meeting of the Stockholders of Sahara Gaming Corporation, a Nevada corporation (the "Company"), will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Tuesday, February 20, 1996, commencing at 10:00 a.m. (Pacific Standard Time) for the following purposes:

    1. To elect three Directors to take the offices of Directors whose terms expire in 1996 to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To consider and act upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's name to Santa Fe Gaming Corporation;

    3. To consider and act upon a proposal to approve the Company's 1995 Non-Employee Director Stock Option Plan; and

    4. To consider and act upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

  Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof as of the close of business on December 29, 1995. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company thereafter.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

  Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their Proxy.

                                          By Order of the Board of Directors

                                          /s/ William J. Raggio
                                          William J. Raggio
                                          Secretary

Las Vegas, Nevada
January 20, 1996

                                                               PRELIMINARY COPY

                           SAHARA GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130
                                (702) 658-4347

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 20, 1996

  This Proxy Statement is first being mailed on or about January 20, 1996 to stockholders of Sahara Gaming Corporation, a Nevada corporation (the "Company"), of record as of the close of business on December 29, 1995.

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of the Company for use at the Company's 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 20, 1996, and at any adjournment or postponement thereof. It may be revoked at any time prior to its use by (1) providing a written revocation to the Secretary of the Company at its offices, (2) executing and delivering a later dated Proxy, or
(3) attending the Annual Meeting and voting in person. Shares represented by an unrevoked Proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted for the election of the nominees named herein for election as Directors, for the approval of an amendment to the Company's Articles of Incorporation to change the Company's name to Santa Fe Gaming Corporation, for the approval of the Company's 1995 Non-Employee Director Stock Option Plan and in the discretion of the proxy holders with respect to any other matters properly presented to the Annual Meeting and at any adjournment or postponement thereof.

                                 VOTING RIGHTS

  Only common stockholders of record at the close of business on December 29, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding 6,195,356 shares of the Company's common stock, $.01 par value (the "Common Stock"). The presence, either in person or by proxy, of persons entitled to vote 50% of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval. Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether approval of the stockholders has been obtained with respect to any such matter and thus will have the effect of a "No" vote in connection with each matter submitted for stockholder approval, including the proposals to approve the change of the Company's name to Santa Fe Gaming Corporation and to approve the Non-Employee Director Plan.

  Paul W. Lowden, Chairman of the Board and President of the Company, is the beneficial owner of 3,229,175, or approximately 52%, of the outstanding Common Stock. Mr. Lowden intends to vote the shares as to which he is holder of record in favor of all actions proposed in this Proxy Statement, and has been advised that the record holders of shares of which he is the beneficial owner but not the record holder intend to do the same.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company has seven Directors who are elected for staggered three year terms. Paul W. Lowden, William J. Raggio and James W. Lewis hold office for terms expiring at the Annual Meeting. Suzanne Lowden and

George P. Miller hold office for terms expiring at the annual meeting of stockholders to be held in 1997 and L. Keith Ashworth and Thomas K. Land hold office for terms expiring at the annual meeting of stockholders to be held in 1998. Mr. Land was elected by the Board on December 14, 1995 to serve as a Director to fill the vacancy created by the resignation from the Board of Steven J. Szapor, Jr. in March 1995.

  The Board has nominated Paul W. Lowden, William J. Raggio and James W. Lewis to stand for re-election at the Annual Meeting to serve as Directors until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The enclosed Proxy, unless indicated to the contrary, will be voted for the Board's nominees.

  The Company has been advised by each nominee named herein that he is willing to be named as such and is willing to serve as a Director if elected. However, if any of the nominees should be unable to serve as a Director, the enclosed Proxy will be voted in favor of the remaining nominees with respect to whom a stockholder has not withheld a vote on such Proxy and may be voted for a substitute nominee selected by the Board of Directors in its discretion.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED
ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following is a list of the current executive officers and directors and the nominees for election to the Board of Directors of the Company:

      NAME                               POSITION WITH THE COMPANY
      ----                               -------------------------
      Paul W. Lowden*          Chairman of the Board, President and Chief
                               Executive Officer
      Thomas K. Land           Director, Senior Vice President and Chief
                               Financial Officer
      William J. Raggio*       Director, Executive Vice President, Secretary
                               and Corporate Counsel
      Suzanne Lowden           Director, Executive Vice President
      James W. Lewis (1)(2)*   Director
      George P. Miller         Director
      L. Keith Ashworth (1)(2) Director

--------
(1) Member of the Audit Committee of the Company.
(2) Member of the Compensation Committee of the Company.
*  Nominee for election to the Board of Directors of the Company.

  The age, present position with the Company, and principal occupation during the past five years of each Director, executive officer and nominee named above is set forth below:

PAUL W. LOWDEN

  Paul Lowden is 52 years old and has served as President, Chairman of the Board and Chief Executive Officer of the Company since its formation in September 1993. Mr. Lowden held the same positions with the Company's predecessor, Sahara Resorts, from 1982 through September 1993. Mr. Lowden is married to Suzanne Lowden.

THOMAS K. LAND

  Thomas K. Land is 35 years old and joined the Company in February 1994 as Senior Vice President and Corporate Controller, and was elected Chief Financial Officer of the Company in July 1994. Mr. Land was elected to the Board of Directors in December 1995. Prior to joining the Company, Mr. Land was the Chief Financial Officer of a construction company, where he was employed from 1990 through February 1994. From 1985 to 1990, Mr. Land was the Controller of a company engaged in the waste recycling industry. He is a certified public accountant in the State of Pennsylvania.

WILLIAM J. RAGGIO

  William J. Raggio is 69 years old and has served as a Director, Vice President, Secretary and Corporate Counsel of the Company since its formation. Previously, Mr. Raggio held the same positions with Sahara Resorts since 1982. Mr. Raggio is a senior partner and a member of the executive committee of the law firm of Vargas & Bartlett of Reno, Nevada, general counsel to the Company. Since 1973 he has been a Nevada State Senator. Mr. Raggio is also a director of Sierra Health Services, Inc., a Nevada corporation, an entity unaffiliated with the Company or its affiliates.

SUZANNE LOWDEN

  Suzanne Lowden is 43 years old and has served as a Director and Executive Vice President of the Company since its formation, and has served as a Director of Sahara Resorts since 1987. Mrs. Lowden was elected Vice President of Sahara Resorts in July 1992. Mrs. Lowden has served as a Nevada State Senator since her election in November 1992. She worked for the CBS affiliate in Las Vegas from 1977 to 1987 as an anchorwoman, reporter, writer and producer of television news. Mrs. Lowden is married to Paul W. Lowden.

JAMES W. LEWIS

  James W. Lewis is 68 years old and has served as a Director of the Company since its formation. Mr. Lewis served as a Director of Sahara Resorts from 1983 to September 1993. Mr. Lewis became associated with the Corporate Finance Department of Westamerica Investment Group on January 1, 1995. Previously, he was a Managing Director of F.L. Bryant & Co., Inc. commencing July 1, 1992. Previously, he was Senior Vice President, Corporate Finance, of Van Kasper & Co. commencing January 1, 1991. From 1980 to 1990, Mr. Lewis served as a First Vice President and Managing Director of Bateman Eichler, Hill Richards, Incorporated.

GEORGE P. MILLER

  George P. Miller is 51 years old and has served as a Director of the Company since its formation. Mr. Miller became Corporate Controller of Mikohn Gaming Corporation in February 1994. Prior to joining Mikohn Gaming Corporation, Mr. Miller served as Vice President and Corporate Controller of the Company since its formation. Mr. Miller served as Corporate Controller of Sahara Resorts from April 1991 through September 1993, as a Director of Sahara Resorts from February 1992 through September 1993, and as a Vice President of Sahara Resorts from March 1993 through September 1993. Prior to joining the Company, Mr. Miller was self-employed as a consultant from 1989 to 1991. Mr. Miller is a certified public accountant in the State of Nevada.

L. KEITH ASHWORTH

  L. Keith Ashworth is 71 years old and has served as the Executive of Government and Community Affairs for the Nevada Power Company since 1983. Mr. Ashworth served as a Nevada State Senator from 1977 to 1983 and as Senior Vice President, Community and Government Relations for Del Webb Hotels Group from 1976 to 1982. From 1971 to 1976, Mr. Ashworth served as a Vice President of Del Webb Hotels International/Sahara-Nevada Corporation in various functions. From 1967 to 1971, Mr. Ashworth served as the Treasurer of the Sahara-Nevada Corporation. Mr. Ashworth also worked for 20 years as a self-employed public accountant.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the fiscal year ended September 30, 1995, the Board of Directors held eight meetings. Each Director attended at least seven of the meetings of the Board and all meetings of any committees of which he or she was a member.

  The Board has standing Audit and Compensation Committees but does not have a Nominating Committee. The Audit Committee held two meetings and the Compensation Committee held one meeting during the last fiscal year. Memberships in the various committees are determined by action of the full Board. The function of the Audit and Compensation Committees and their membership are described below.

  The Audit Committee reviews the principal accounting policies of the Company, approves the scope and proposed fees for the annual audit, reviews the results of the annual audit directly with the Company's independent auditors and recommends to the full Board which firm of accountants should be selected as the Company's independent auditors. The Audit Committee is currently composed of L. Keith Ashworth and James W. Lewis, neither of whom is an officer or employee of the Company.

  The Compensation Committee establishes compensation for the officers of the Company, administers the 1993 Key Employee Stock Option Plan (the "1993 Plan"), authorizes grants of options and sales of shares under the 1993 Plan and recommends to the full Board any modifications of the 1993 Plan. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION" below for information regarding the 1993 Plan. The Compensation Committee is composed of L. Keith Ashworth and James W. Lewis.

  If elected to serve as a Director at the Annual Meeting, James W. Lewis is expected to continue his service as a member of the Audit and Compensation Committees.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its affiliates for the fiscal years ended September 30, 1995, 1994 and 1993 of those persons who were, as of September 30, 1995, (i) the Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                  ----------------------------- -----------------------------
                                                                       AWARDS         PAYOUTS
                                                                --------------------- -------
                                                                           SECURITIES
                                                                RESTRICTED UNDERLYING
                                                   OTHER ANNUAL   STOCK     OPTIONS/   LTIP    ALL OTHER
                                   SALARY   BONUS  COMPENSATION  AWARD(S)     SARS    PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)      ($)(1)       ($)        (#)       ($)      ($)(2)
---------------------------  ---- -------- ------- ------------ ---------- ---------- ------- ------------
Paul W. Lowden               1995 $314,598 $     0     --          $ 0          0       $ 0      $4,620
 President, Chairman         1994 $309,765 $     0     --          $ 0          0       $ 0      $    0
 of the Board and CEO        1993 $300,016 $     0     --          $ 0          0       $ 0      $2,335
Thomas K. Land               1995 $112,365 $10,000     --          $ 0          0       $ 0      $  300
 Senior Vice President       1994 $ 51,750 $     0     --          $ 0          0       $ 0      $    0
 and Chief Financial         1993      N/A     N/A     N/A         N/A        N/A       N/A         N/A
 Officer

--------
(1) The Company provides automobiles to its senior executives and provides such persons complimentary privileges at the restaurants, showrooms, and bars of the Sahara, the Hacienda, the Santa Fe and the Pioneer. It is impractical to ascertain the extent to which such privileges are utilized for personal rather than business purposes. However, after reasonable inquiry the Company believes the value of any such personal benefits is less than 25% of the compensation for each person reported above.
(2) "All Other Compensation" consists of Company matching contributions to the Retirement Savings 401(k) Plan. See also "Certain Transactions" for a description of payments made by the Company to affiliates of Paul W. Lowden in connection with services rendered to these facilities.

  Employment Agreement. On February 28, 1994, the Company entered into a two-year employment agreement with Thomas K. Land as Vice President and Corporate Controller. In July 1994, Mr. Land was promoted to Senior Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Land was entitled to receive an annual base salary of $90,000 through February 1995, and an annual base salary of at least $90,000 thereafter. Mr. Land's annual base salary is currently $130,000. The agreement also provides that Mr. Land is entitled to participate in employee benefit plans for which he is eligible during the term of the agreement.

  Compensation Committee. All compensation decisions with respect to executive officers are made by the Compensation Committee of the Board. The Compensation Committee currently consists of L. Keith Ashworth and James W. Lewis. Mr. Lewis, one of the Board's nominees for election as a Director, is expected to continue his service on the Compensation Committee if elected at the Annual Meeting.

COMPENSATION OF DIRECTORS

  Prior to January 1, 1995, outside directors received fees of $12,000 annually and $600 per Board meeting attended, $600 per Committee meeting attended as a member and $700 per Committee meeting attended as Chairman. Commencing January 1, 1995, outside Directors of the Company and its affiliates received $18,000 annually and $700 per Board meeting attended, $700 per Committee meeting attended as a member and $800 per Committee meeting attended as Chairman. Effective January 1, 1996, outside director fees increased to $24,000 annually and $1000 per Board meeting attended, $800 per Committee meeting attended as a member and $900 per Committee meeting attended as Chairman.

  Additionally, if the Non-Employee Director Plan is approved by the stockholders at the Annual Meeting, the then-current non-employee directors, Messrs. Lewis, Ashworth and Miller, will receive options on the date of the Annual Meeting to purchase 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, and any future non-employee directors will receive, on the date of such person's election as a director, an option to acquire 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options will be fully vested at the date of grant.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  It is the responsibility of the Compensation Committee to establish and review the Company's executive compensation plans, programs and policies, monitor the performance and compensation of executive officers, and make recommendations to the Board of Directors concerning matters of executive compensation.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

  The Compensation Committee recognizes that an executive compensation policy should be designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term goals, reward above-average performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Since 1987, the Company had been operating with a strong focus on enhancing its investment, with emphasis on asset expansion and positioning for future returns. Expansion of the asset base included acquisition of the Pioneer, building of the Santa Fe, two major expansions and renovation of the Sahara, major expansion of the Hacienda, expansion of the Pioneer, and expansion of the Santa Fe. Executive compensation was structured to support this expansion strategy.

  The gaming market is becoming increasingly competitive, certain geographic markets are becoming saturated, and several large organizations have emerged as dominant forces in the industry. In recognition of these trends, increasing emphasis recently has been placed by the Company on strengthening its balance sheet in order to be positioned for improved operations prospectively. As a result of this change in emphasis, the Company sold the Hacienda Resort Hotel and Casino in August 1995 and the Sahara Hotel and Casino in October 1995. The Company's executive compensation strategy is aligned with these evolving organizational objectives. Stock options have occasionally been granted to certain executives to reinforce a long-term orientation that directly aligns their interests with those of stockholders. Performance criteria are considered by the Committee that reflect the Company strategies. The Committee is reviewing these criteria on an ongoing basis to ensure their continued alignment with Company strategies.

CHIEF EXECUTIVE OFFICER COMPENSATION

  As the owner of approximately 52% of the Company, Paul W. Lowden, President, Chief Executive Officer and Chairman of the Board, has both explicit and implicit motivation to build stockholder value. Based on this controlling ownership, the Compensation Committee has not believed that Mr. Lowden's compensation package requires additional equity-based elements. Consequently, Mr. Lowden's compensation package consists primarily of base salary. However, in the event that in the future the Compensation Committee desires to grant stock options to key employees of the Company or members of the Company's Board of Directors other than Mr. Lowden, it may be necessary to grant a comparable number of options to Mr. Lowden, and for Mr. Lowden to exercise a commensurate number of options upon exercise of options granted to key employees or directors, to enable Mr. Lowden to maintain ownership of at least 50% of the outstanding Common Stock. If Mr. Lowden ceases to own more than 50% of the outstanding shares of Common Stock, an event of default would occur under certain of Sahara Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Sahara Gaming's other long-term indebtedness. See also "Certain Transactions."

  In evaluating the performance of Mr. Lowden, the Compensation Committee has considered performance measures that support Company strategies. The Committee has acknowledged the contributions of Mr. Lowden in negotiating the sale of the Hacienda Resort Hotel and Casino and the Sahara Hotel and Casino in late 1995. Based on Mr. Lowden's personal efforts on behalf of the Company, these sales were consummated without the need to involve financial intermediaries. The Committee also has recognized Mr. Lowden's foresight in acquiring real estate on the Las Vegas Strip and in Southeast Las Vegas, in anticipation of growing market opportunities to provide the Company future growth potential.

  Based on these considerations, the Compensation Committee approved Mr. Lowden's compensation package for fiscal 1995, which provided for a base salary increase over fiscal 1994. In light of the revision to the

Company's business strategies toward the end of fiscal year 1995, the Committee is in the process of reviewing the level and structure of Mr. Lowden's compensation package.

COMPENSATION COMMITTEE MEMBERS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The two members of the Compensation Committee are independent non-employee directors. The Committee members currently are James W. Lewis and L. Keith Ashworth. Neither Director has been an officer of the Company or any of its subsidiaries, has any relationship requiring disclosure under Item 404 of Regulation S-K nor has any "interlocking" relationships with Company executives.

                                          Compensation Committee:

                                          James W. Lewis
                                          L. Keith Ashworth

PERFORMANCE GRAPH

  The graph below provides a comparison of the cumulative total stockholder return of the Company and, prior to October 1, 1993, its predecessor, Sahara Resorts, with the Standard & Poor's 500 Composite Stock Index and the Dow Jones Entertainment & Leisure--Casinos Index. This graph assumes the investment of $100 on September 30, 1990 in the Company and the two indexes mentioned above with reinvestment of dividends. The returns of the Company and each index have been weighted annually for their market capitalization on September 30 of each year. The Company has elected to discontinue the use of the Standard & Poor's Hotel-Motels Industry Index for comparative purposes due to the fact that the Company believes the Dow Jones Entertainment & Leisure-- Casinos Index provides a more representative peer group and better reflects the industry in which the Company operates. However, the Standard & Poor's Hotel-Motels Index has provided a cumulative total return nearly identical to the Dow Jones Entertainment & Leisure--Casinos Index for the past fiscal year. Therefore, if the Company's cumulative total stockholder return still was being compared to the Standard & Poor's Hotel-Motels Industry Index, the result would be quite similar to that reflected in the graph below for the past fiscal year.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG SAHARA GAMING CORPORATION, THE STANDARD & POOR'S 500 INDEX
           AND THE DOW JONES ENTERTAINMENT & LEISURE--CASINOS INDEX


                        PERFORMANCE GRAPH APPEARS HERE



                             SAHARA
Measurement Period           GAMING          S&P
(Fiscal Year Covered)        CORPORATION     500 INDEX     DJ CASINOS
-------------------          -----------     ---------     ----------
Measurement Pt- 9/30/90      $100            $100          $100
FYE  9/30/91                 $ 69            $131          $189
FYE  9/30/92                 $ 58            $146          $244
FYE  9/30/93                 $ 88            $165          $479
FYE  9/30/94                 $ 21            $171          $324
FYE  9/30/95                 $ 14            $221          $466

--------
Fiscal 1991-1995
* Data is presented for Sahara Resorts, the Company's predecessor, for fiscal years 1990-1993. Sahara Resorts and the Company are not directly comparable. In addition, the Company declared a 25% stock dividend in the second quarter of fiscal 1994.

                              COMPENSATION PLANS

STOCK OPTION PLAN

  The Company's 1993 Plan provides for the grant of options with respect to an aggregate of 319,375 shares of the Common Stock to key employees as determined by the Compensation Committee. The 1993 Plan provides for both incentive stock options and non-qualified stock options. No stock options were awarded to, or exercised by, the Named Executive Officers in the fiscal year ended September 30, 1995.

SAVINGS PLAN

  The Company has adopted a savings plan qualified under Section 401(k) of the Internal Revenue Code (the "Savings Plan"). The Savings Plan covers substantially all employees who are not covered by a collective bargaining unit, including the Company's executive officers. Employee contributions to the Savings Plan are discretionary. The Savings Plan allows eligible employees to contribute, on a pretax basis, up to 6% of their gross salary to the plan; the Company matches 25% of such employee contributions made. Employees may also contribute, on a pretax basis, up to an additional 9% of their gross salary, and, on a post-tax basis, up to an additional 10% of their salary. Such contributions are not matched by the Company. The matching expense in fiscal 1995 was $92,877 of which $4,620, $300 and $8,816 was contributed by the Company to the accounts of Messrs. Lowden, Land and all executive officers as a group, respectively, as matches for employee contributions made.

                             CERTAIN TRANSACTIONS

  The following is a description of certain transactions during the fiscal year ended September 30, 1995 in which officers and Directors of the Company and its affiliates or families had a direct or indirect interest.

  LICO, a company which is wholly owned by Paul W. Lowden, has provided entertainment services to the Hacienda and the Sahara. For the fiscal year ended September 30, 1995, Sahara Nevada Corp. and Hacienda Hotel Inc. paid LICO an aggregate of approximately $3,425,077 for such services. Until the Sahara was sold on October 2, 1995, LICO provided a production show under a modified "four wall" agreement whereby the Sahara received all beverage revenues from the shows and was responsible for certain costs and LICO (i) received the admission fees and (ii) paid the production costs and wholesale commissions. LICO provided certain other entertainment services at the Sahara, for which it received no additional compensation, but was not at any time involved with the other entertainment presented in the Sahara's main showroom. Until the Hacienda was sold on August 31, 1995, LICO provided entertainment services to the Hacienda under a "four wall" arrangement. Under the arrangement, the Hacienda was entitled to receive all beverage revenues from each show and LICO (i) was entitled to receive all admission fees, (ii) was responsible for all fixed and nonfixed costs of shows (including advertising and wholesale commissions), and (iii) paid the Hacienda a rental fee based on the number of persons attending each show. LICO was required to look solely to the per-head admission revenue to cover all costs of the shows and for any profit. At both the Sahara and the Hacienda, the Company was granted unlimited complimentary admissions for each show provided by LICO. The Company has been advised by Mr. Lowden that he did not receive any direct or indirect compensation from LICO during fiscal year 1995.

  A special committee of the Board of Sahara Gaming, comprised of two of the independent Directors, was formed for the purpose of reviewing and approving the arrangements between LICO and Sahara Nevada Corp. and Hacienda Hotel Inc. In May 1994 the special committee determined that there was no longer a need for the committee to complete its review of the LICO arrangements because Mr. Lowden had advised that he expected to begin the process of discontinuing the arrangements between LICO and the Sahara and the Hacienda by late 1994. LICO ceased providing entertainment services to the Company in October 1995.

  Substantially all of the entertainment services at the Sahara and the Hacienda, the only properties of the Company that offered outside entertainment, were provided under "four wall" agreements. The terms of the

Company's arrangements with LICO were consistent with the terms of the "four wall" agreements between the Company and unaffiliated entertainment producers.

  Vargas & Bartlett, a Nevada law firm, of which William J. Raggio is a senior partner and a member of the Executive Committee, is paid a retainer fee of $175,992 per year. The Company paid Vargas & Bartlett approximately $614,261, including retainers, for its services during the fiscal year ended September 30, 1995.

  In November 1993, Mr. Lowden and Bank of America entered into a personal loan agreement whereby the principal balance (approximately $3,489,917 as of September 30, 1995) of the loan is amortized through quarterly principal payments through April 1998, with any remaining principal balance due July 31, 1998. The loan is secured by substantially all of the Common Stock (the "Pledged Shares") owned by Mr. Lowden. Mr. Lowden's loan agreement provides that in the event the market value of the Pledged Shares is less than three times the outstanding loan balance, the bank, at its sole option, may require either an immediate reduction in the outstanding balance or the pledging of additional collateral acceptable to the bank such that the value of the pledged collateral is at least three times the outstanding loan balance. The market value of the Pledged Shares is less than three times the outstanding loan balance. Mr. Lowden and the bank are in discussions regarding the collateral supporting the loan. If an event of default were to occur under his personal loan with the bank, and if the bank acquired the Pledged Shares upon foreclosure, Mr. Lowden's ownership of Sahara Gaming's outstanding Common Stock would be reduced to below 50%. If Mr. Lowden ceases to own more than 50% of the outstanding shares of the Common Stock, an event of default would be triggered under certain of Sahara Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Sahara Gaming's other long-term indebtedness.

  In addition, Hacienda Hotel Inc.'s predecessor made loans to LICO in fiscal 1993 and 1992 in the aggregate amount of $476,000. As of September 30, 1995, there was $545,042 outstanding under these loans, including interest computed at an annual rate equal to the prime rate plus 2%. Principal and interest are due on demand. The loans to LICO were approved by the Boards of Directors of the predecessors to the Company and Hacienda Hotel Inc., respectively, with Mr. Lowden abstaining from the vote.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Rules adopted by the Securities and Exchange Commission ("SEC") under
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") require the Company's officers and directors, and persons who own more than ten percent of the issued and outstanding shares of the Company's equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Such persons are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year, and any written representations provided to it, the Company is advised that Mr. Lowden failed to report timely certain changes in his beneficial ownership of the Company between November 1994 and November 1995. This failure comprises a total of seven late reports, relating to 24 transactions that were not reported on a timely basis. However, the Company is not aware of any failure ultimately to file a required form.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following sets forth information regarding beneficial ownership of the Common Stock and the exchangeable redeemable preferred stock of the Company (the "Preferred Stock"), as of December 29, 1995, by (i) each person known to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock; (ii) each Director of the Company; and (iii) all Directors and officers of the Company as a group.

                                      BENEFICIAL OWNERSHIP OF        BENEFICIAL OWNERSHIP OF
                                           COMMON STOCK                  PREFERRED STOCK
                                      ----------------------------   -----------------------------
                                       NUMBER OF                      NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER   SHARES(1)         PERCENT      SHARES(1)          PERCENT
------------------------------------   ---------         -------     -------------      ----------
Paul W. Lowden                             3,229,175(2)       52.0%          89,777(3)           1.1%
William J. Raggio                             17,972(4)          *            4,455(5)             *
James W. Lewis                                13,750(4)          *              --               --
Suzanne Lowden                                22,220(6)          *            2,336(7)             *
George P. Miller                                   8             *              --               --
L. Keith Ashworth                                --            --               --               --
Thomas K. Land                                 4,167(8)          *              --               --
All Directors and
 officers as a group (8
 persons)                                  3,276,114          53.0%          96,568              1.2%

--------
*  Less than 1%
(1) The address for Paul W. Lowden is c/o Sahara Gaming Corporation, P.O. Box 4335, Las Vegas, Nevada 89127. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").
(2) Excludes 11,042 shares owned by Mr. Lowden's wife for herself and as custodian for children, as to which Mr. Lowden disclaims beneficial ownership, and includes 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and 88,423 shares held by LICO, which is wholly owned by Mr. Lowden.
(3) Excludes 2,336 shares owned by Mr. Lowden's wife for herself and as custodian for a child, as to which Mr. Lowden disclaims beneficial ownership, includes 2,923 shares held jointly by Mr. Lowden and Mrs. Lowden, and includes 82,175 shares held by LICO, which is wholly owned by Mr. Lowden.
(4) Of such shares, 12,500 may be acquired upon the exercise of outstanding stock options.
(5) Includes 16 shares held by Mr. Raggio's wife, as to which Mr. Raggio disclaims beneficial ownership.
(6) Includes 4,521 shares held by Mrs. Lowden as custodian for a child and 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and excludes shares beneficially owned by Mr. Lowden reflected in the table.
(7) Includes 1,168 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.
(8) Reflects shares that may be acquired upon exercise of outstanding options.

  Mr. Lowden has entered into a financing arrangement with a bank pursuant to which he has pledged as security the Pledged Shares. See "Certain Transactions." If an event of default were to occur under the financing arrangement and the lender acquired the Pledged Shares upon foreclosure, Mr. Lowden would cease to own more than 50% of the outstanding shares of the Common Stock, and an event of default would be triggered under certain of the long-term indebtedness of the Company, which would result in cross-defaults under substantially all of the Company's long-term indebtedness.

               PROPOSAL 2: APPROVAL OF CHANGE OF COMPANY'S NAME

  The Board has authorized the management of the Company, subject to stockholder approval, to change the Company's name to Santa Fe Gaming Corporation and has approved any amendments to the Company's Articles of Incorporation necessary to effect the change. The Board believes that changing the Company's name is desirable due to the recent sale of the Sahara Hotel and Casino and in order to more closely reflect the Company's ongoing operations.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO SANTA FE GAMING CORPORATION.

     PROPOSAL 3: APPROVAL OF 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Company currently has no stock-based incentive compensation plan for its non-employee directors. In order to attract, retain and motivate independent and nonaffiliated directors, the Board adopted the 1995 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") on December 14, 1995 and is submitting it to the stockholders for their approval at the Annual Meeting. The Non-Employee Director Plan will become effective upon the date of stockholder approval.

  The following description of the Non-Employee Director Plan is qualified in its entirety by reference to the full text of such Plan, a copy of which is attached as Annex A to this Proxy Statement.

GENERAL

  The purpose of the Non-Employee Director Plan is to enable the Company to attract non-employee directors and further align their interests with those of the stockholders generally by providing for or increasing their proprietary interests in the Company. The Non-Employee Director Plan, which provides for the automatic grant of stock options to non-employee directors, will be administered by the Board of Directors. The maximum number of shares of the Company's Common Stock that may be issued pursuant to stock options granted under the Non-Employee Director Plan is 100,000, subject to certain adjustments to prevent dilution.

NON-EMPLOYEE DIRECTOR OPTIONS

  Pursuant to the Non-Employee Director Plan, each non-employee director who was serving as such on the date of Board approval of the Non-Employee Director Plan was granted, subject to stockholder approval and effectiveness of the Non-Employee Director Plan, an option to purchase 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on such date of effectiveness of the Non-Employee Director Plan, and each non-employee director who is elected to serve as such after the date of the Annual Meeting will automatically be granted an option to purchase 12,500 shares of the Common Stock at an exercise price equal to the market value of such shares on the date of such election (each, a "Non-Employee Director Option").

  Each Non-Employee Director Option will be fully vested on the date of grant and will expire upon the first to occur of the following:

    (1) the third anniversary of the date upon which the optionee ceases to be a non-employee director, or

    (2) the tenth anniversary of the date of grant.

PLAN DURATION

  The Non-Employee Director Plan will become effective upon its adoption by the stockholders of the Company. Non-Employee Director Options may not be granted under the Non-Employee Director Plan after January 20, 2006.

AMENDMENTS

  The Board of Directors may amend or terminate the Non-Employee Director Plan at any time and in any manner, subject to the following:

    (1) the recipient of any option previously granted under the Non-Employee Director Plan may not be deprived of any of his or her rights thereunder; and

    (2) the provisions of the Non-Employee Director Plan described in "Non-Employee Director Options" above shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the Employee Retirement Income Security Act, or the rules thereunder.

TAX TREATMENT

  The following is a brief description of the federal income tax treatment which generally will apply to Non-Employee Director Options, based on federal income tax laws in effect on the date hereof. No information is provided herein with respect to estate, inheritance, state, local or foreign laws, although there may be certain tax consequences upon the receipt or exercise of a Non-Employee Director Option or the disposition of any acquired stock under those laws.

  The grant of a Non-Employee Director Option generally will not be a taxable event for the optionee. Upon exercise of the option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option. The Company may be required to withhold federal income taxes with respect to such income, and to the extent the optionee recognizes ordinary income, the Company will be entitled to a tax deduction.

  Non-Employee Director Options provide for accelerated vesting or payment in the event of certain changes in ownership or control of the Company. In such an event, and depending upon the individual circumstances of the optionee, certain amounts with respect to such options may constitute "excess parachute payments" under the golden parachute provisions of the Internal Revenue Code. Pursuant to these provisions, an optionee will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payments.

  With certain exceptions, an individual may not deduct investment related interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase stock pursuant to options.

BOARD RECOMMENDATION

  The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Non-Employee Director Plan in order to attract, retain and motivate qualified non-employee directors and to further align their interests with those of the Company's stockholders generally. A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

  The Non-Employee Director Plan was approved by the Board of Directors on December 14, 1995 and, subject to stockholder approval at the Annual Meeting, the current non-employee directors, Messrs. Ashworth, Lewis and Miller, each will be granted an option to purchase 12,500 shares of Common Stock the date of the Annual Meeting. Mr. Lewis was granted on August 14, 1982 options to purchase 12,500 shares of Common Stock at an exercise price of $4.13. If the Non-Employee Director Plan is approved by the stockholders at the Annual Meeting, these outstanding options previously granted to Mr. Lewis will be canceled.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE COMPANY'S 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended September 30, 1995, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 without the exhibits thereto, has been mailed to stockholders of record at the close of business on December 29, 1995. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended September 30, 1995 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to Thomas K. Land, Senior Vice President and Chief Financial Officer, 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1997 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before September 19, 1996. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1997 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                            SOLICITATION OF PROXIES

  The cost of this solicitation shall be borne by the Company. Proxies may be solicited by mail, telephone, or telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.

                                OTHER BUSINESS

  The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors

                                          /s/ William J. Raggio
                                          William J. Raggio
                                          Secretary

                                    ANNEX A
                           SAHARA GAMING CORPORATION
                 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1. Purpose of Plan

  The purpose of this 1995 Non-Employee Director Stock Option Plan (the "Plan") of Sahara Gaming Corporation, a Nevada corporation (the "Company"), is to enable the Company to attract non-employee directors and further align their interests with those of the stockholders by providing for or increasing their proprietary interests in the Company.

Section 2. Persons Eligible Under Plan

  Any member of the Board of Directors of the Company (the "Board") who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible for the grant of Options (as hereinafter defined) hereunder.

Section 3. Options

  (a) Each person who is a Non-Employee Director who is a Non-Employee Director immediately following the annual meeting of the stockholders of the Company held in 1996 (an "Annual Meeting") shall, on the date of such Annual Meeting, automatically be granted an option to purchase 12,500 shares of the Common Stock, par value $.01 per share, of the Company (the "Common Shares"), subject to adjustment as provided in Section 7 hereof (an "Option").

  (b) In addition, each person who first becomes a Non-Employee Director after the Annual Meeting shall, on the date such person becomes a Non-Employee Director, automatically be granted an Option to purchase 12,500 Common Shares, subject to adjustment as provided in Section 7 hereof.

  (c) Notwithstanding the foregoing, if, on any date upon which Options are to be granted hereunder, the number of Common Shares remaining available for issuance under this Plan is insufficient for the grant of Options to purchase the total number of Common Shares specified in Section 3(a) and (b) hereof, then each Non-Employee Director entitled to receive an Option on such date shall be granted an Option to purchase a proportionate amount of the available number of Common Shares (rounded down to the greatest number of whole shares).

  (d) Each Option shall be evidenced by a written option agreement that shall contain the following terms and provisions:

    (i) The exercise price per Common Share shall be equal to the greater of
  (A) the Fair Market Value (as hereinafter defined) of one Common Share on the date of grant of such Option or (B) the par value of one Common Share. The "Fair Market Value" of a Common Share shall be equal to the last sale price, regular way, of a Common Share on the next preceding business day, or in case no such sale take place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if on such day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker who makes a market in the Common Shares and who is designated by the Board.

    (ii) Payment of the exercise price of the Option shall be made in full in cash or by check concurrently with the exercise of the Option.

    (iii) The Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

    (iv) The Option will be fully vested on the date of grant and shall expire upon the first to occur of the following:

        (A) the third anniversary of the date upon which the optionee shall cease to be a Non-Employee Director, or

        (B) the tenth anniversary of the date of grant.

Section 4. Stock Subject to Plan

  (a) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Options granted under this Plan shall not exceed 100,000, subject to adjustment as provided in Section 7 hereof.

  (b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to Options granted under this Plan at any time shall be deemed to be equal to the sum of the following:

    (i) the number of Common Shares which were issued prior to such time pursuant to Options granted under this Plan; plus

    (ii) the number of Common Shares which are issuable at or after such time pursuant to Options granted under this Plan prior to such time.

Section 5. Duration of Plan

  No Options shall be granted under this Plan after January 20, 2006.

Section 6. Administration of Plan

  This Director Plan is intended to meet the requirements of Rule 16b-3(c) (2)
(ii) adopted under the Securities Exchange Act of 1934 (or its successor) and accordingly is intended to be self-governing. To this end, this Director Plan requires no discretionary action by any administrative body with regard to any transaction under this Director Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Section 7. Adjustments

  If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into a different number or kind of securities of the Company, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the terms of such transaction shall provide otherwise, the Board shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Options thereafter granted under this Plan.

Section 8. Amendment and Termination of Plan

  The Board may amend or terminate this Plan at any time and in any manner, subject to the following;

  (a) no such amendment or termination shall deprive the recipient of any Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

  (b) Section 3 hereof shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employees Retirement Income Security Act, or the rules thereunder.

Section 9. Effective Date of Plan

  This Plan was approved by the Board on December 14, 1995. This Plan shall become effective on the first date thereafter upon which it has been approved, directly or indirectly, by (a) the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law or
(b) the written consent of the holders of a majority of the securities of the Company entitled to vote.

--------------------------------------------------------------------------------

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAHARA GAMING CORPORATION

1. ELECTION OF DIRECTORS

   FOR [_]       WITHHELD FOR ALL [_]

   Nominees: Paul W. Lowden, William J. Raggio and James W. Lewis

   INSTRUCTIONS: To withhold authority to vote for any individual, cross out that person's name above.

2. APPROVAL OF CHANGE OF COMPANY'S NAME TO SANTA FE GAMING CORPORATION

         For [_]    Against [_]    Abstain [_]

3. APPROVAL OF 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

         For [_]    Against [_]    Abstain [_]

4. IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE 1996 ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT WILL BE PRESENTED AT THE MEETING.



EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

DATE _____________________________________________________________________, 1996

________________________________________________________________________________
                                 (SIGNATURE(S))

PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. IF MORE THAN ONE REGISTERED OWNER, ALL SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD INDICATE THEIR FIDUCIARY CAPACITY OR FULL TITLE WHEN SIGNING.

                ---------------------------------------------
                 "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
                ---------------------------------------------

--------------------------------------------------------------------------------
                         --  FOLD AND DETACH HERE  --



                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                     PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THE SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

--------------------------------------------------------------------------------
                                                                PRELIMINARY COPY
                           SAHARA GAMING CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 20, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned constitutes and appoints PAUL W. LOWDEN, WILLIAM J. RAGGIO and THOMAS K. LAND and each of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies of the undersigned, to represent the undersigned and to vote all shares of common stock, $.01 par value, of Sahara Gaming Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Standard Time) on Tuesday, February 20, 1996 at the Santa Fe Hotel and Casino, 4949 North Rancho Dr., Las Vegas, Nevada 89130, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for the nominees named on the reverse side and for proposals 2 and 3 on the reverse side.

--------------------------------------------------------------------------------

                           --  FOLD AND DETACH HERE  --